Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in Form 10, the report dated October 3, 2012 relative to the financial statements of Gold Bullion Acquisition, Inc. as of September 30, 2012 and for the year then ended and for the period since inception.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

October 3, 2012